H. F. AHMANSON & COMPANY          HOME SAVINGS OF AMERICA          NEWS
                                  SAVINGS OF AMERICA

4900 Rivergrade Road
Irwindale, California  91706
(818) 814-7922

FOR IMMEDIATE RELEASE                               Contacts:
                                                    Media:    Mary Trigg
                                                              (818) 814-7922
                                                    Investor: Steve Swartz
                                                              (818) 814-7986

       H.F. AHMANSON COMMITTED TO PURSUING MERGER PROPOSAL

          IRWINDALE, CA, February 25, 1997 -- In response to Great Western Financial Corporation's (NYSE:GWF) announcements today concerning the Ahmanson merger proposal, H.F. Ahmanson & Company (NYSE:AHM) today issued the following statement:

          "A combination of Great Western with Ahmanson represents the best opportunity for our respective organizations, shareholders, customers and communities, and we are committed to pursuing that outcome.

          "The only party limiting shareholders' options is Great Western, and it has done so repeatedly through manipulations of its corporate by-laws, postponement of its annual meeting, and opposition to our consent solicitation. The delay caused by these self-serving tactics is destructive to shareholder value and to the best interests of Great Western employees. The suggestion that the shareholder meeting, which is not scheduled for 56 days, needs to be postponed so that shareholders can obtain further information is a coercive effort to preclude Great Western's shareholders, the true owners of the Company, from exercising their legal rights.

          "Great Western's statement concerning `additional information' is double-speak and disingenuous. It has not requested any additional information from us concerning our merger proposal, and it knows full well from our public statements that additional information with respect to our proposed combination can only come from Great Western entering a good faith negotiation with us.

                             -more-

          "Great Western should cease its delays, listen to the message its investors are sending about our proposal, and commence discussions with us immediately. For our part, H.F. Ahmanson & Company is committed to the merger proposal and to pursuing the actions we have initiated in that regard."

          H.F. Ahmanson & Company, with assets of nearly $50 billion, is the parent company of Home Savings of America, one of the nation's largest full-service consumer banks.

SHARES OF GREAT WESTERN CORPORATION ("GWF") COMMON STOCK HELD BY H.F. AHMANSON & COMPANY ("AHMANSON"), ITS DIRECTORS AND EXECUTIVE OFFICERS AND CERTAIN EMPLOYEES, OTHER REPRESENTATIVES OF AHMANSON AND CERTAIN OTHER PERSONS WHO MAY SOLICIT PROXIES OR CONSENTS, AND CERTAIN TRANSACTIONS BETWEEN ANY OF THEM AND GWF

          Ahmanson and certain other persons named below may solicit proxies (a) to elect three nominees and one or more alternate nominees (the "Nominees") as directors of GWF at the annual meeting of stockholders of GWF to be held on April 22, 1997 (the "Annual Meeting") and (b) in favor of the adoption at the Annual Meeting of a non-binding stockholder resolution and seven proposals to amend the By-laws of GWF. Ahmanson and certain other persons named below may also solicit consents from stockholders of GWF to approve proposals, without a stockholders' meeting, to adopt a non-binding resolution of stockholders and an amendment to the By-laws of GWF. The participants in this solicitation may include Ahmanson; the directors of Ahmanson (Byron Allumbaugh, Harold A. Black, Richard M. Bressler, David R. Carpenter, Phillip D. Matthews, Richard L. Nolan, Delia M. Reyes, Charles R. Rinehart, Frank M. Sanchez, Elizabeth A. Sanders, Arthur W. Schmutz, William D. Shulte, and Bruce G. Willison); the following executive officers and employees of Ahmanson or its subsidiaries: Kevin M. Twomey (Senior Executive Vice President and Chief Financial Officer), Anne-Drue M. Anderson (Executive Vice President and Treasurer), Madeleine A. Kleiner (Senior Executive Vice President and General Counsel), Stephen Swartz (Senior Vice President and Director of Investor Relations), Eric Warmstein (Senior Vice President and Director of Corporate Development), Mary Trigg (Senior Vice President and Director of Public Relations), Linda McCall (Senior Vice President and Director of Corporate Taxes), Adrian Rodriguez (Vice President of Public Relations), Samantha Davies (Vice President of Public Relations), Peter Bennett (Assistant Vice President of Public Relations), Barbara Timmer (Senior Vice President and Director of Government and Legislative Affairs), and Tim Glassett (First Vice President and Assistant General Counsel); and the following
Nominees: Lawrence A. Del Santo, Robert T. Gelber, Wolfgang Schoellkopf, Hugh M. Grant and John E. Merow.

          As of the date of this communication, Ahmanson is the beneficial owner of 100 shares of GWF Common Stock. Other than Mr. Gelber, who owns 332 shares of GWF Common Stock, none of the Nominees is the beneficial owner of any GWF Common Stock.

          Other than set forth herein, as of the date of this communication, neither Ahmanson nor any of its directors, executive officers or other representatives or employees of Ahmanson, any Nominees or other persons known to Ahmanson, who may solicit proxies has any security holdings in GWF. Ahmanson disclaims beneficial ownership of any securities of GWF held by any pension plan or other employee benefit plan of Ahmanson or by any affiliate of Ahmanson. Ahmanson further disclaims beneficial ownership of any securities of GWF held by Ahmanson or any of its subsidiaries for the benefit of third parties or in customer or fiduciary accounts in the ordinary course of business.

          Although Credit Suisse First Boston Corporation ("CSFB") and Montgomery Securities ("Montgomery"), financial advisors to Ahmanson, do not admit that they or any of their directors, officers, employees or affiliates are a "participant," as defined in Schedule 14A promulgated under the Securities Exchange Act of 1934 by the Securities and Exchange Commission, or that such Schedule 14A requires the disclosure of certain information concerning CSFB or Montgomery, CSFB and Montgomery may assist Ahmanson in such a solicitation. Each of CSFB and Montgomery engages in a full range of investment banking, securities trading, market-making and brokerage services for institutional and individual clients. In the normal course of their respective businesses, each of CSFB and Montgomery may trade securities of GWF for their own account and the account of their customers and, accordingly, may at any time hold a long or short position in such securities. As of the most recent practicable date prior to the date hereof as such information was available, CSFB holds a net 24 shares of GWF common stock and Montgomery does not hold any shares of GWF common stock.

          Except as disclosed above, to the knowledge of Ahmanson, none of Ahmanson, the directors or executive officers of Ahmanson, the employees or other representatives of Ahmanson or the Nominees named above has any interest, direct or indirect, by security holdings or otherwise, in GWF.

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